UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): July 22, 2008
FIRSTFLIGHT, INC.

(Exact name of Registrant as specified in its charter)

Nevada	000-52593	87-0617649

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

236 Sing Sing Road, Elmira-Corning Regional Airport, Horseheads, NY	14845

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (607) 739-7148
N/A

(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into A Material Definitive Agreement.
     On July 22, 2008, FirstFlight, Inc. (“FirstFlight”) and its wholly-owned subsidiary New World Jet Acquisition Corporation (the “Buyer”) executed a Stock Purchase Agreement (the “Agreement”) with Gold Jets, LLC (“Gold Jets”) whereby the Buyer agreed to purchase all of the issued and outstanding capital stock of New World Jet Corporation (“NWJC”). NWJC, which is based in Islip, New York, operates and manages a chartered aircraft business and is a wholly-owned subsidiary of Gold Jets. Terrance P. Kelley (“Kelley”), a principal of Gold Jets and NWJC’s Chairman and Chief Executive Officer, is also a party to the Agreement. FirstFlight is jointly responsible for the Buyer’s obligations under the Agreement.
     The Agreement provides that the purchase price for NWJC’s stock will be paid using a combination of $3,500,000 million in cash and 2,000,000 shares of FirstFlight’s Common Stock valued at approximately $800,000. The cash portion of the purchase price, which is subject to working capital adjustments, is expected to be funded by FirstFlight through a new financing arrangement. The Agreement provides that the Buyer will pay Gold Jets $100,000 for each aircraft not included on NWJC's FAA Part 135 Certificate that is introduced by Gold Jets and enters into a written aircraft management agreement with FirstFlight or NWJC. The Agreement contains other terms and provisions customary to similar agreements, including confidentiality provisions as well as a three year non-competition provision applicable to each of Gold Jets and Kelley.
     The consummation of the acquisition contemplated by the Agreement is subject to customary closing conditions. Following the closing of the transaction, the Buyer intends to retain certain key members of NWJC’s management team.
     FirstFlight’s press release dated July 23, 2008 announcing the execution of the Agreement is attached to this Current Report on Form 8-K as Exhibit 99.1.
Item 9.01. Financial Statements and Exhibits.
     (d) Exhibits.

Exhibit No.	Description
99.1	Press Release dated July 23, 2008 of FirstFlight, Inc.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

FirstFlight, Inc.

Date: July 28, 2008	By:	Keith P. Bleier

Keith P. Bleier Senior Vice President and Chief Financial Officer